Exhibit 99.1

Wynn Resorts, Limited Reports First Quarter 2012

LAS VEGAS, May 7, 2012 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2012.

Net revenues for the first quarter of 2012 were $1,313.5 million, compared to $1,260.3 million in the first quarter of 2011. The revenue increase was driven by the 9.8% increase in revenues from our Macau Operations, which was offset by an 8.1% decline in our revenues in Las Vegas, due to lower hold in the 2012 quarter. Adjusted property EBITDA (1) was $390.7 million for the first quarter of 2012, compared to $405.0 million in the first quarter of 2011. The 23.6% decline in EBITDA in Las Vegas was primarily due to lower table games hold and was partially offset by the 6.2% increase in EBITDA from our Macau Operations.

On a US GAAP basis, net income attributable to Wynn Resorts for the first quarter of 2012 was $140.6 million, or $1.23 per diluted share, compared to a net income attributable to Wynn Resorts of $173.8 million, or $1.39 per diluted share in the first quarter of 2011. Adjusted net income (2) attributable to Wynn Resorts in the first quarter of 2012 was $152.0 million, or $1.33 per diluted share (adjusted EPS) compared to an adjusted net income attributable to Wynn Resorts of $173.4 million, or $1.38 per diluted share in the first quarter of 2011. Based on the Board of Directors’ finding of unsuitability, on February 18, 2012, the Company redeemed Aruze USA, Inc.’s shares of Wynn Resorts’ Common Stock and as a result, the number of shares outstanding was reduced by 24,549,222 shares.

Wynn Resorts also announced today that the Company has approved a cash dividend for the quarter of $0.50 per common share. This dividend will be payable on June 4, 2012, to stockholders of record on May 21, 2012.

Macau Operations

In the first quarter of 2012, net revenues were $950.7 million, a 9.8% increase from the $865.7 million generated in the first quarter of 2011. Adjusted property EBITDA in the first quarter of 2012 was $289.8 million, up 6.2% from $272.8 million in the first quarter of 2011.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $33.5 billion for the first quarter of 2012, a 14.6% increase from $29.3 billion in the first quarter of 2011. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.59%, below the expected range of 2.7% to 3.0% and the 2.69% experienced in the first quarter of 2011.

Table games drop in the mass market category was $707.4 million during the period, a 3.6% increase from $682.5 million in the first quarter of 2011, despite the decrease in mass tables from 224 to 197. Mass market table games win percentage (calculated before discounts) of 30.3% was higher than our revised range of 26% to 28% and above the 27.9% generated in the 2011 quarter.

Slot machine handle declined 0.6% to $1.5 billion as compared to the prior year quarter. Win per unit per day was 8.4% higher at $871, compared to $803 in the first quarter of 2011 as slot count went down by 85 machines.

We achieved an Average Daily Rate (ADR) of $324 for the first quarter of 2012, 5.4% above the $307 reported in the 2011 quarter. The property’s occupancy was 91.3%, compared to 88.6% during the prior year period, and revenue per available room (REVPAR) was $296 in the 2012 quarter, 8.6% above the $272 reported in the prior year quarter.

Gross non-casino revenues increased 12.9% during the quarter to $106.3 million, driven by strong performance from all non-casino segments.

We currently have 501 tables (289 VIP tables, 201 mass market tables and 11 poker tables) and 924 slot machines.

On May 2, 2012, Wynn Macau’s land concession contract was published in the official gazette of Macau. This concession contract has an initial term of 25 years with the right to renew it for additional successive periods, subject to applicable legislation. We continue to work on the final project scope, timeline and budget for our Cotai project.

Las Vegas Operations

For the first quarter ended March 31, 2012, net revenues were $362.8 million, an 8.1% decline from the first quarter of 2011. Adjusted property EBITDA of $100.9 million was down 23.6% versus the $132.1 million generated in the comparable period in 2011. EBITDA margin on net revenues was 27.8% in the first quarter of 2012 compared to 33.5% in the first quarter of 2011.

Net casino revenues in the first quarter of 2012 were $157.7 million, down 18.8% from the first quarter of 2011. Table games drop was $654.5 million, compared to drop of $634.0 million in the 2011 quarter and table games win percentage of 22.8% was within the property’s expected range of 21% to 24% but significantly lower than the 30.4% reported in the 2011 quarter. Slot machine handle of $718.9 million was flat with the comparable period of 2011 and net slot win was down 1.1% due to lower hold in the 2012 quarter.

Gross non-casino revenues for the quarter were $252.3 million, an increase of 1.3% from the first quarter of 2011 as the decline in hotel revenues was offset by better food and beverage, entertainment and other revenues.

Room revenues were down 0.7% to $87.4 million during the quarter, versus $88.0 million in the first quarter of 2011. Average Daily Rate (ADR) was up 6.4% to $255 while occupancy of 79.3% was below the 87.9% experienced in the first quarter of 2011. Revenue per available room (REVPAR) was $202 in the 2012 quarter, 4.0% below the $211 reported in the prior year quarter. During the first quarter of 2012, we had all rooms available for sale while 2.3% of the rooms in the first quarter of 2011 were out due to renovations.

Food and beverage revenues increased 2.6% to $108.9 million, retail revenues were $19.8 million in the quarter, down 1.2% from last year, and entertainment revenues increased 2.2% to $21.1 million from the first quarter of 2011.

Balance Sheet and other

During the first quarter Wynn Las Vegas, LLC issued $900 million in 5  3/8% first mortgage notes due 2022, repaid all amounts outstanding under the term loan facilities totaling $370.9 million, reduced its revolving commitments to $100 million and Wynn Resorts issued a $1.94 billion, 2% promissory note associated with the redemption of the Aruze USA shares.

Total cash balance at March 31, 2012 was $1.9 billion. Total debt outstanding at the end of the quarter was $5.5 billion, including $3.1 billion of Wynn Las Vegas debt, $440 million of Wynn Macau debt and a $1.94 billion promissory note at the parent company.

Corporate expense was up approximately $12 million during the quarter, primarily resulting from expenses associated with the redemption of the Aruze USA shares.

Conference Call Information

The Company will hold a conference call to discuss its results on Monday, May 7, 2012 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Operating revenues:
Casino	$1,049,279	$1,006,305
Rooms	117,503	115,381
Food and beverage	135,140	128,864
Entertainment, retail and other	105,909	98,954

Gross revenues	1,407,831	1,349,504
Less: promotional allowances	(94,333)	(89,232)

Net revenues	1,313,498	1,260,272

Operating costs and expenses:
Casino	674,656	624,355
Rooms	29,984	30,572
Food and beverage	70,396	65,997
Entertainment, retail and other	51,658	56,275
General and administrative	105,950	87,661
Provision for doubtful accounts	18,064	10,161
Depreciation and amortization	92,405	101,347
Property charges and other	10,286	3,348

Total operating costs and expenses	1,053,399	979,716
Operating income	260,099	280,556

Other income (expense):
Interest income	1,565	399
Interest expense, net of capitalized interest	(62,061)	(58,263)
Increase in swap fair value	2,284	4,230
Loss on retirement of debt	(4,828)	—
Equity in income from unconsolidated affiliates	465	602
Other	768	917

Other income (expense), net	(61,807)	(52,115)

Income before income taxes	198,292	228,441
Benefit (provision) for income taxes	117	(2,106)

Net income	198,409	226,335
Less: Net income attributable to noncontrolling interests	(57,845)	(52,531)

Net income attributable to Wynn Resorts, Limited	$140,564	$173,804

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.25	$1.40
Diluted	$1.23	$1.39
Weighted average common shares outstanding:
Basic	112,704	123,757
Diluted	114,008	125,371
Dividends declared per common share	$0.50	$—

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Net income attributable to Wynn Resorts, Limited	$140,564	$173,804
Increase in swap fair value	(2,284)	(4,230)
Property charges and other	10,286	3,348
Loss on extinguishment of debt	4,828	—
Adjustment for noncontrolling interest	(1,455)	436

Adjusted net income attributable to Wynn Resorts, Limited(2)	$151,939	$173,358

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.33	$1.38

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Three Months Ended March 31, 2012
	Las Vegas Operations	Macau Operations	Corporate and Other	Total
Operating income	$20,426	$211,723	$27,950	$260,099
Depreciation and amortization	63,418	28,288	699	92,405
Property charges and other	3,718	6,568	—	10,286
Management and royalty fees	5,451	38,059	(43,510)	—
Corporate expense and other	6,387	6,548	11,819	24,754
Stock-based compensation	1,371	(1,413)	2,690	2,648
Equity in income from unconsolidated affiliate	113	—	352	465

Adjusted Property EBITDA(1)	$100,884	$289,773	$—	$390,657

	Three Months Ended March 31, 2011
	Las Vegas Operations	Macau Operations	Corporate and Other	Total
Operating income	$49,174	$194,402	$36,980	$280,556
Depreciation and amortization	65,796	34,933	618	101,347
Property charges and other	2,030	1,318	—	3,348
Management and royalty fees	5,928	34,494	(40,422)	—
Corporate expense and other	6,178	6,291	(109)	12,360
Stock-based compensation	2,865	1,393	2,487	6,745
Equity in income from unconsolidated affiliate	156	—	446	602

Adjusted Property EBITDA(1)	$132,127	$272,831	$—	$404,958

	Three Months Ended March 31,
	2012	2011
Adjusted Property EBITDA(1)	$390,657	$404,958
Depreciation and amortization	(92,405)	(101,347)
Property charges and other	(10,286)	(3,348)
Corporate expenses and other	(24,754)	(12,360)
Stock-based compensation	(2,648)	(6,745)
Interest income	1,565	399
Interest expense, net of capitalized interest	(62,061)	(58,263)
Increase in swap fair value	2,284	4,230
Loss on extinguishment of debt	(4,828)	—
Other	768	917
Benefit (provision) for income taxes	117	(2,106)

Net income	198,409	226,335
Less: Net income attributable to noncontrolling interests	(57,845)	(52,531)

Net income attributable to Wynn Resorts, Limited	$140,564	$173,804

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2012	March 31, 2011
Room Statistics for Las Vegas Operations:
Occupancy %	79.3%	87.9%
Average Daily Rate (ADR)[1]	$255	$240
Revenue per available room (REVPAR)[2]	$202	$211
Other information for Las Vegas Operations:
Table games win per unit per day[3]	$7,436	$9,544
Table Win %	22.8%	30.4%
Slot machine win per unit per day[4]	$198	$186
Average number of table games	221	224
Average number of slot machines	2,391	2,597
Room Statistics for Macau Operations:
Occupancy %	91.3%	88.6%
Average Daily Rate (ADR)[1]	$324	$307
Revenue per available room (REVPAR)[2]	$296	$272
Other information for Macau Operations:
Table games win per unit per day[3]	$24,337	$23,255
Slot machine win per unit per day[4]	$871	$803
Average number of table games	490	468
Average number of slot machines	927	1,012

(1)	ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.
(3)	Table games win per unit per day is shown before discounts and commissions.
(4)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com